Exhibit 3.2

PAGE 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “COUPONS.COM INCORPORATED”, FILED IN THIS OFFICE ON THE ELEVENTH DAY OF AUGUST, A.D. 2011, AT 10:25 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

4607217 8100 110910286 You may verify this certificate online at corp.delaware.gov/authver.shtml	/s/ Jeffrey W. Bullock Jeffrey W. Bullock, Secretary of State
AUTHENTICATION: 8963317
DATE: 08-11-11

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:28 AM 08/11/2011
FILED 10:25 AM 08/11/2011
SRV 110910286 – 4607217 FILE

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

COUPONS.COM INCORPORATED

Coupons.com Incorporated, a Delaware corporation (the “Corporation”), does hereby certify that the following amendments to the Corporation’s Restated Certificate of Incorporation have been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendments by the Corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the Delaware General Corporation Law:

1. The first (preamble) paragraph of Article IV of the Corporation’s Amended and Restated Articles of Incorporation is hereby deleted, and Section 1 of Article IV is hereby amended to read in its entirety as follows:

“1. Authorization of Shares. This Corporation is authorized to issue two (2) classes of shares, designated “Common Stock” and “Preferred Stock.” The total number of shares of all classes of stock which the Corporation has authority to issue is Three Hundred Sixty-Six Million Eighty-Eight Thousand One Hundred Forty-Six (366,088,146) shares, consisting of two classes: Two Hundred Forty Million (240,000,000) shares of Common Stock, $0.00001 par value per share, and One Hundred Twenty-Six Million Eighty-Eight Thousand One Hundred Forty-Six (126,088,146) shares of Preferred Stock, $0.00001 par value per share. Of the One Hundred Twenty-Six Million Eighty-Eight Thousand One Hundred Forty-Six (126,088,146) shares of Preferred Stock, par value $0.00001, authorized to be issued by the Corporation, Thirty-Two Million (32,000,000) shares shall be designated as Series 1 Preferred Stock, Seven Million Five Hundred Thirty-Five Thousand Nine Hundred Eight (7,535,908) shares shall be designated as Series A-1 Preferred Stock, Six Million Sixteen Thousand Two Hundred Forty (6,016,240) shares shall be designated as Series A-2 Preferred Stock, Twelve Million (12,000,000) shares shall be designated as Series A-3 Preferred Stock, Nine Million Two Hundred Eighty Thousand (9,280,000) shares shall be designated as Series A-4 Preferred Stock, Twenty Million (20,000,000) shares shall be designated as Series A-5 Preferred Stock, Thirty-Six Million Eight Hundred Eight Thousand One Hundred Forty-Six (36,808,146) shares shall be designated as Series B Preferred Stock, and Two Million Four Hundred Forty-Seven Thousand Eight Hundred Fifty-Two (2,447,852) shares of Preferred Stock shall, as of the effective date of this Restated Certificate, remain undesignated.

Effective upon the filing of this Certificate of Amendment:

(a) each outstanding share of Common Stock of the Corporation will be subdivided and reconstituted into and automatically become two (2) outstanding shares of Common Stock of the Corporation;

(b) each outstanding share of Series 1 Preferred Stock of the Corporation will be subdivided and reconstituted into and automatically become two (2) shares of Series 1 Preferred Stock of the Corporation;

(c) each outstanding share of Series A-1 Preferred Stock of the Corporation will be subdivided and reconstituted into and automatically become two (2) shares of Series A-l Preferred Stock of the Corporation;

(d) each outstanding share of Series A-2 Preferred Stock of the Corporation will be subdivided and reconstituted into and automatically become two (2) shares of Series A-2 Preferred Stock of the Corporation;

(e) each outstanding share of Series A-3 Preferred Stock of the Corporation will be subdivided and reconstituted into and automatically become two (2) shares of Series A-3 Preferred Stock of the Corporation;

(f) each outstanding share of Series A-4 Preferred Stock of the Corporation will be subdivided and reconstituted into and automatically become two (2) shares of Series A-4 Preferred Stock of the Corporation;

(g) each outstanding share of Series A-5 Preferred Stock of the Corporation will be subdivided and reconstituted into and automatically become two (2) shares of Series A-5 Preferred Stock of the Corporation;

(h) each outstanding share of Series B Preferred Stock will be subdivided and reconstituted into and automatically become two (2) outstanding shares of Series B Preferred Stock of the Corporation.

The foregoing subdivisions and reconstitutions shall be hereinafter referred to collectively as the “Stock Split”. For the avoidance of doubt, in light of the concurrent Stock Split of the Preferred Stock, the issuance by subdivision of additional shares of capital stock in connection with the Stock Split shall not constitute a Common Stock Event (as defined in Section 4.4 below), nor shall it be deemed to trigger an adjustment of the Conversion Price of any of the Preferred Stock pursuant to Sections 4.5, 4.6 or 4.8 or otherwise.”

2. Subsection 1.5 of Article V of the Corporation’s Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“1.5 “Dividend Rate” shall mean $0.18 per share per annum for the Series A-1 Preferred Stock, $0.18 per share per annum for the Series A 2 Preferred Stock, $0.0825 per share per annum for the Series A-3 Preferred Stock, $0.125 per share per annum for the Series A-4 Preferred Stock, $0.19 per share per annum for the Series A-5 Preferred Stock, $0.4395 per share per annum for the Series B Preferred Stock and $0.02 per share per annum for the Series 1 Preferred Stock, (as adjusted for any stock splits, stock dividends, recapitalizations or the like, with respect to each such series of Preferred Stock).”

3. Subsection 1.7 of Article V of the Corporation’s Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“1.7 “Original Issue Price” shall mean $2.2625 per share for the Series A-1 Preferred Stock, $0.985 per share for the Series A-2 Preferred Stock, $1.03 per share for the Series A-3 Preferred Stock, $1.5625 per share for the Series A-4 Preferred Stock, $2.385 per share for the Series A-5 Preferred Stock, $5.49335 per share for the Series B Preferred Stock; $0.25 per share for the Series 1 Preferred Stock. Each Original Issue Price shall be as adjusted for any stock splits or combinations of such series of Preferred Stock, stock dividends on such series of Preferred Stock, recapitalizations of such series of Preferred Stock or the like with respect to such series of Preferred Stock.”

4. The preamble of Subsection 6(b) of Article V of the Corporation’s Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“(b) In addition, so long as at least 18,404,074 shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the approval of the holders of a majority of the shares of Series B Preferred Stock outstanding, voting as a separate class:”

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IN WITNESS WHEREOF, said Coupons.com Incorporated has caused this Certificate of Amendment to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: August 11, 2011

Coupons.com Incorporated

/s/ Steven Boal
Steven Boal, President